Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports 10% Loan Growth and Net Income of $14.6 million for the Second Quarter

Warsaw, Indiana (July 21, 2023) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported net income of $14.6 million for the three months ended June 30, 2023, which represents a decrease of $11.1 million, or 43%, compared with net income of $25.7 million for the three months ended June 30, 2022. Diluted earnings per share were $0.57 for the second quarter of 2023 and decreased 43% compared to $1.00 for the second quarter of 2022. On a linked quarter basis, net income decreased 40%, or $9.7 million, from first quarter 2023 net income of $24.3 million, or $0.94 diluted earnings per share.

The company further reported net income of $38.9 million for the six months ended June 30, 2023, versus $49.3 million for the comparable period of 2022, a decrease of 21%, or $10.4 million. Diluted earnings per share also decreased 21% to $1.51 for the six months ended June 30, 2023, versus $1.92 for the comparable period of 2022.

"Core operational profitability during the second quarter of 2023 improved by 10% on a linked quarter basis and 4% on an annual basis. We are particularly pleased that loan growth of $438 million represented 10% annual growth and occurred throughout the Lake City Bank footprint," stated David M. Findlay, Chief Executive Officer. "This organic expansion was driven by strong growth in the Indianapolis market, where we continue to grow our market share and where we opened our sixth office in the market during the second quarter."

Quarterly Financial Performance

Second Quarter 2023 versus Second Quarter 2022 highlights:

•Return on average equity of 9.70%, compared to 17.65%
•Return on average assets of 0.91%, compared to 1.59%
•Loan growth of $437.6 million, or 10%
•Investments as a percentage of total assets decreased to 18% from 23%
•Deposit contraction of $198.5 million, or 4%
•Net interest margin expanded by 2 basis points from 3.26% to 3.28%
•Provision expense of $800,000, compared to no provision expense
•Watch list loans as a percentage of total loans of 3.83% compared to 4.34%
•Noninterest income increased $1.0 million, or 10%
•Noninterest expense increased $14.8 million, or 53%
•Wire fraud loss of $18.1 million, that represented $13.6 million net of tax, or $0.53 per diluted share
•Adjusted core noninterest expense declined 5%, or $1.4 million, which excludes the wire fraud loss and a related reduction of performance-based, long-term incentive compensation
•Tangible capital ratio of 9.04%, compared to 8.92%

Second Quarter 2023 versus First Quarter 2023 highlights:

•Return on average equity of 9.70%, compared to 16.81%
•Return on average assets of 0.91%, compared to 1.54%
•Loan growth of $107.3 million, or 2%
•Deposit contraction of $94.7 million, or 2%
•Net interest margin contraction of 26 basis points from 3.54% to 3.28%
•Provision expense of $800,000, compared to $4.4 million
•Watch list loans as a percentage of total loans of 3.83% compared to 3.68%

•Noninterest income increased $1.2 million, or 12%
•Noninterest expense increased $13.3 million, or 45%
•Wire fraud loss of $18.1 million, that represented $13.6 million net of tax, or $0.53 per diluted share
•Adjusted core noninterest expense declined 10%, or $2.9 million, which excludes the wire fraud loss and a related reduction of performance-based, long-term incentive compensation
•Total risk-based capital ratio of 14.94%, compared to 15.21%
•Tangible capital ratio of 9.04%, compared to 9.34%

Wire Fraud Event

On June 30, 2023, the company discovered that it had been the victim of international wire fraud resulting in an estimated loss of $18.1 million. The loss net of tax amounts to $13.6 million, or $0.53 diluted earnings per share for the three-and six-month periods ended June 30, 2023.

As a result, the company's core operational profitability, which is a non-GAAP measure that excludes the estimated effect of this one-time loss, was $26.8 million for the quarter ended June 30, 2023, compared to $25.7 million for the three months ended June 30, 2022 and $24.3 million for the linked quarter ended March 31, 2023.The fraudulent wire activity resulted from a highly sophisticated business email compromise directed by a foreign threat actor that targeted a specific general ledger account at the bank. To facilitate the fraud, the threat actor compromised a single employee email account outside the company's network and used a forged wire transfer form.

A third-party forensic investigation determined that no client accounts were threatened by this activity, nor was there any attempt to access any client information or funds. Additionally, the investigation concluded that the company's network was never penetrated and that the foreign threat actor made no attempt to penetrate the network.

On June 30, 2023, the company notified its insurance carriers about the fraudulent wire activity and engaged a forensic technology investigation firm to conduct a thorough investigation. The company also notified the United States Secret Service, the FBI and the Financial Crimes Enforcement Network, or FinCEN. In addition, the company has communicated actively with its primary regulators.

Capital Strength

The company’s total capital as a percentage of risk-weighted assets was 14.94% at June 30, 2023, compared to 15.24% at June 30, 2022, and 15.21% at March 31, 2023. These capital levels are well in excess of the 10.00% regulatory threshold required to be characterized as “well-capitalized” and represent a strong capital position.

Findlay commented, "The historical strength of our capital structure has been critical to our long-term success. Over the last two decades, we have diligently built the fortress balance sheet we have today, and while we are disappointed in the wire fraud loss, our healthy capital position remains the strong foundation for our growth in the second half of 2023 and beyond."

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, was 9.04% at June 30, 2023, compared to 8.92% at June 30, 2022 and 9.34% at March 31, 2023. Tangible equity and tangible assets have been impacted by declines in the market value of the company’s available-for-sale investment securities portfolio as a result of the rising interest rate environment. These declines have generated unrealized losses in the available-for-sale investment securities portfolio which are reflected in the company’s reported accumulated other comprehensive income (loss). Unrealized losses from available-for-sale investment securities were $202.0 million at June 30, 2023, compared to $175.6 million at June 30, 2022 and $188.5 million at March 31, 2023. When excluding the impact of accumulated other comprehensive income (loss) on tangible common equity and tangible assets, the company’s ratio of adjusted tangible common equity to adjusted tangible assets was 11.37% at June 30, 2023 compared to 11.08% at June 30, 2022, and 11.56% at March 31, 2023.

As announced on July 11, 2023, the board of directors approved a cash dividend for the second quarter of $0.46 per share, payable on August 7, 2023, to shareholders of record as of July 25, 2023. The second quarter dividend per share represents a 15% increase from the $0.40 dividend per share paid for the second quarter of 2022 and is unchanged from the dividend paid in May 2023.

"We are pleased to support the double-digit growth of the common stock dividend for shareholders through the continued growth and profitability of Lake City Bank," commented Kristin L. Pruitt, President. "Our conservative and disciplined balance sheet management has positioned us with the strong capital structure that supports this healthy dividend."

On April 11, 2023, the company’s board of directors reauthorized and extended the company's share repurchase program through April 30, 2025. Under the program the company is authorized to repurchase, from time to time as the company deems appropriate, shares of the company’s common stock with an aggregate purchase price of up to $30.0 million, none of which has been utilized.

Loan Portfolio

Total loans outstanding increased by $437.6 million, or 10%, from $4.42 billion as of June 30, 2022, to $4.86 billion as of June 30, 2023. On a linked quarter basis, total outstanding loans increased by $107.3 million, or 2%, from $4.75 billion as of March 31, 2023. Linked quarter loan growth was negatively impacted by seasonal reductions in agribusiness and agricultural loans of $18.0 million. Total commercial loans, excluding the impact of these seasonal reductions in agribusiness and agricultural loans, increased by $109.6 million, or 3%. The company experienced strong loan growth in owner and nonowner occupied commercial real estate loans, multi-family residential loans and non-working capital commercial and industrial loans.

Average total loans were $4.80 billion in the second quarter of 2023, an increase of $372.0 million, or 8%, from $4.43 billion for the second quarter of 2022, and an increase of $72.3 million, or 2%, from $4.73 billion for the first quarter of 2023. Commercial loan originations for the second quarter included approximately $448.0 million in loan originations offset by approximately $356.0 million in commercial loan pay downs. Line of credit usage decreased to 40% at June 30, 2023, compared to 43% at June 30, 2022 and remained unchanged from 40% at March 31, 2023. Total available lines of credit expanded by $502.0 million, or 12%, as compared to a year ago, and line usage increased by $83.0 million, or 5%, for the same period. The company has limited exposure to commercial office space borrowers, all of which are located in the bank's Indiana markets. Loans totaling $68.8 million for this sector represented 1.4% of total loans at June 30, 2023.

"We experienced solid loan growth in both the commercial and retail banking businesses. The healthy loan growth during the quarter reflects our focus on expanding our relationships with existing clients, while also seeing more penetration with our prospects, contributing to an increase in market share," commented Findlay. He added, "Although commercial line usage remains low relative to historical levels at 40%, double-digit growth in line availability under these facilities highlights the opportunities for continued growth on the commercial banking front. Importantly, our disciplined approach to credit administration remains at the forefront of our growth."

Diversified Deposit Base

Core deposits, which consist of commercial, retail and public fund deposits, and exclude brokered deposits, remained stable on a year-over-year basis and on a linked quarter basis. Net retail deposits outflows of $239.4 million since June 30, 2022, reflect the continued utilization of deposits from peak levels as consumers utilize their excess liquidity.

DEPOSIT DETAIL
(unaudited, in thousands)

	June 30, 2023		March 31, 2023		June 30, 2022
Retail	$1,821,607	33.6%	$1,894,707	34.3%	$2,061,051	36.7%
Commercial	2,082,564	38.4	2,105,512	38.2	2,092,346	37.2
Public fund	1,450,527	26.7	1,356,851	24.6	1,458,179	25.9
Core deposits	5,354,698	98.7	5,357,070	97.1	5,611,576	99.8
Brokered deposits	68,361	1.3	160,658	2.9	10,008	0.2
Total	$5,423,059	100.0%	$5,517,728	100.0%	$5,621,584	100.0%

Average total deposits were $5.55 billion for the second quarter of 2023, a decrease of $201.4 million, or 4%, from $5.75 billion for the second quarter of 2022, continuing the trend experienced during the last five quarters as the excess deposits created by the liquidity events of the economic stimulus payments and the Paycheck Protection Program have slowly declined from their peaks. On a linked quarter basis, average total deposits increased by $63.6 million, or 1%, driven by an increase in public fund deposits from the seasonal collection of property tax payments.

Total deposits decreased $198.5 million, or 4%, from $5.62 billion as of June 30, 2022 to $5.42 billion as of June 30, 2023.
On a linked quarter basis, total deposits decreased by $94.7 million, or 2%, from $5.52 billion at March 31, 2023, and core deposits contracted by $2.4 million, or less than 1%, from $5.36 billion at March 31, 2023 to $5.35 billion at June 30, 2023. Driving the linked quarter contraction in core deposits were reductions in retail deposits, which contracted $73.1 million, or 4%, and commercial deposits, which contracted $22.9 million, or 1%. Offsetting these decreases was an increase public fund deposits, which grew $93.7 million, or 7%.

"Our diverse core deposit base, which represents nearly 100% of total deposits, continues to provide a stable funding source," commented Findlay. "We continue to monitor inflow and outflow of deposit activity daily and our deposit activity remains stable and typical of this time of year. We are grateful that new clients are opening accounts with Lake City Bank every single day as our number of accounts continues to rise. Importantly, we remain focused on enhancing the customer experience surrounding our digital application with the release of new features and functionality."

Checking accounts by deposit sector, which include demand deposits and interest-bearing checking accounts, continue to maintain balances that are higher than pre-pandemic levels. Since December 31, 2019, commercial checking account balances have grown by $847.4 million, or 77%, retail checking account balances have grown by $280.6 million, or 43%, and public fund checking account balances have grown by $454.5 million, or 54%. Importantly, the number of checking accounts have grown since December, 31, 2019 by 17% for commercial checking accounts, by 8% for retail checking accounts and by 1% for public fund checking accounts. Overall, all three sectors have grown in balance and in number of accounts since December 31, 2019.

Checking account trends compared to a year ago in June 30, 2022 demonstrate checking account balance growth of $68.5 million, or 4%, for commercial checking account balances, $150.9 million, or 14%, contraction for retail checking account balances and $129.4 million, or 9%, contraction for public fund checking account balances. These trends demonstrate continued organic deposit growth of commercial deposits and 3% growth in number of commercial checking accounts as compared to June 30, 2022. Retail checking account balance declines reflect the anticipated utilization of excess liquidity by our retail customers from peak levels as of June 30, 2022. The number of retail accounts have grown by 1% since June 30, 2022. Public funds checking account balances declines as compared to a year ago, demonstrate the utilization of stimulus funding received by our public fund depositors and number of accounts are largely unchanged during the past year.

Uninsured deposits, not covered by FDIC deposit insurance or the Indiana Public Deposit Insurance Fund (PDIF), were 28% of total deposits as of June 30, 2023, versus 26% as of June 30, 2022, and 29% as of March 31, 2023. Deposits not insured by FDIC Insurance coverage (including those public fund deposits that are covered by the PDIF) were 54% as of June 30, 2023, versus 56% at June 30, 2022, and 54% at March 31, 2023. As of June 30, 2023, March 31, 2023, and June 30, 2022, 98% of deposit accounts had deposit balances less than $250,000 and 2% of deposit accounts had deposit balances greater than $250,000.

Liquidity Overview

The bank has robust liquidity resources available. These sources include secured borrowings available from the Federal Home Loan Bank, the Federal Reserve Bank Discount Window and the Federal Reserve Bank Term Funding Program. In addition, the bank has unsecured borrowing capacity through long established relationships within the brokered deposits markets, Federal Funds lines from correspondent bank partners, and Insured Cash Sweep (ICS) one-way buy funds available from the Intrafi network. As of June 30, 2023, the company had access to $2.9 billion in unused liquidity available from these aggregate sources, compared to $3.2 billion at June 30, 2022, and $3.0 billion at March 31, 2023. Utilization from these sources totaled $468.4 million at June 30, 2023, compared to $10.0 million at June 30, 2022, and $360.7 million at March 31, 2023. Importantly, core deposits have historically and currently represent the primary funding resource of the bank.

Investment Portfolio Overview

Total investment securities were $1.19 billion at June 30, 2023, reflecting a decrease of $236.9 million, or 17%, as compared to $1.43 billion at June 30, 2022. On a linked quarter basis, investment securities decreased $45.8 million, or 4%. Investment securities represented 18% of total assets on June 30, 2023, compared to 23% on June 30, 2022, and 19% on March 31, 2023. Effective duration for the investment portfolio was 6.6 years at June 30, 2023, compared to 4.0 years at December 31, 2019, before the pandemic, and 6.5 years at December 31, 2022. Duration of the portfolio expanded following the deployment of excess liquidity to the portfolio and the dramatic rise in interest rates during 2022 and into 2023. The ratio of investment securities as a percentage of total assets remains elevated over historical levels of approximately 12-14% during 2014 to 2020. The increase in this ratio resulted from the deployment of excess liquidity during 2021 and 2022 to the investment securities portfolio as an earning asset alternative for excess balance sheet liquidity stemming from increased levels of core deposits from government stimulus programs. The company expects the investment securities portfolio as a percentage of assets to decrease over time as the proceeds from pay downs, sales and maturities of these investment securities are used to fund loan portfolio growth and for other general liquidity purposes. Investment portfolio sales of $100.0 million for gains of $19,000 and investment portfolio cash flows of $37.7 million provided liquidity of $137.7 million during the six months ended June 30, 2023. The company anticipates receiving principal and interest cash flows of $57.0 million during the second half of 2023.

Net Interest Margin

"We were pleased to see stability in our net interest margin in this challenging interest rate environment. Cumulative deposit betas, which measure sensitivity of a bank's deposit cost to changes in short-term interest rates, are 44% compared to the 45% cumulative deposit beta during the prior tightening cycle," noted Findlay. "Importantly, the loan beta continues to make progress with a cumulative beta today of 51% compared to the loan beta of 61% during the prior tightening cycle. The decline in noninterest bearing deposits has slowed during the second quarter as compared to the first quarter 2023."

The net interest margin was 3.28% for the second quarter of 2023, representing a 2 basis point expansion from 3.26% for the second quarter of 2022. Earning assets yields increased by 207 basis points to 5.65% for the second quarter of 2023, up from 3.58% for the second quarter of 2022. The increase in earning asset yields was offset by an increase in the company's funding costs as interest expense as a percentage of average earning assets increased to 2.37% for the second quarter of 2023 from 0.32% for the second quarter of 2022, an increase of 205 basis points. Increases to the company's earning asset yields and interest expense as a percentage of average earning assets between the two periods were driven by the Federal Reserve's action to increase the target Federal Funds rate to 5.25% from 0.25%. The target Federal Funds rate was increased 350 basis points between June 30, 2022, and June 30, 2023, increasing the target Federal Funds rate range from 1.50%-1.75% to 5.00%-5.25%. While the rate increases have positively affected the company's yields on earning assets between the two periods, the company has experienced a corresponding increase to funding costs as excess customer liquidity was utilized and the competition for deposits has increased throughout the industry.

Linked quarter net interest margin contracted by 26 basis points and was 3.28% for the second quarter of 2023, compared to 3.54% for the first quarter of 2023. The linked quarter contraction in net interest income was a result of a net increase in funding costs over average earning asset yields. Average earning asset yields increased by 26 basis points from 5.39% during the first quarter of 2023 to 5.65% during the second quarter of 2023. Earning asset yields benefited from a 25 basis point increase in the target Federal Funds rate during the second quarter of 2023. The increase in earning asset yields was offset by a 52 basis point increase in interest expense as a percentage of average earning assets. This increase in interest expense was driven by continued upward pressure in deposit costs due to market competition to attract and retain deposits. Total noninterest bearing deposits to total deposits were 27% at June 30, 2023, compared to 28% at March 31, 2023 and 32% at June 30, 2022.

Net interest income was $48.5 million for the second quarter of 2023, representing a decrease of $154,000, or less than 1%, as compared to the second quarter of 2022. On a linked quarter basis, net interest income decreased $3.0 million, or 6%, from $51.5 million for the first quarter of 2023. Net interest income increased by $6.5 million for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022 due primarily to an increase in loan interest income of $62.1 million, offset by a decrease to securities interest income of $1.4 million, an increase in deposit interest expense of $50.6 million and an increase in borrowing expense of $5.0 million.

Asset Quality

The company recorded a provision expense of $800,000 in the second quarter of 2023, compared to no provision expense in the second quarter of 2022. On a linked quarter basis, the provision expense decreased by $3.6 million from $4.4 million for the first quarter of 2023, or 82%. The second quarter 2023 provision was driven by loan portfolio growth during the period.

Findlay commented, "Despite broader industry concerns related to the risk of asset quality, our outlook remains cautiously optimistic. While the headwinds of elevated interest rates and inflation are impacting our clients, they are not negatively impacting loan portfolio quality in any material way. We continue to focus on structure and terms as we move through this interesting economic chapter."

The allowance for credit loss reserve to total loans was 1.48% at June 30, 2023, versus 1.53% at June 30, 2022 and 1.50% at March 31, 2023. Net charge offs (recoveries) in the second quarter of 2023 were ($43,000) compared to $3,000 in the second quarter of 2022 and $5.7 million during the linked first quarter of 2023. Annualized net charge offs to average loans were 0.00% for both the second quarter of 2023, and the second quarter of 2022, and 0.49% for the linked first quarter of 2023.

Nonperforming assets increased $5.6 million, or 44%, to $18.4 million as of June 30, 2023, versus $12.8 million as of June 30, 2022. The increase was primarily a result of the net addition of loan balances placed on nonaccrual status during the first quarter of 2023 due primarily to a commercial borrower that is undergoing bankruptcy reorganization. On a linked quarter basis, nonperforming assets increased $494,000, or 3%, compared to $17.9 million as of March 31, 2023. The ratio of nonperforming assets to total assets at June 30, 2023, increased to 0.28% from 0.20% at June 30, 2022 and remained unchanged from 0.28% at March 31, 2023.

Total individually analyzed and watch list loans decreased by $6.0 million, or 3%, to $186.0 million at June 30, 2023, versus $192.1 million as of June 30, 2022. On a linked quarter basis, total individually analyzed and watch list loans increased by $11.2 million, or 6%, from $174.9 million at March 31, 2023. The linked quarter increase was primarily a result of a net increase in the balance of downgraded relationships during the quarter. Watch list loans as a percentage of total loans decreased by 51 basis points to 3.83% at June 30, 2023, compared to 4.34% at June 30, 2022, and increased by 15 basis points from 3.68% at March 31, 2023.

Noninterest Income

The company’s noninterest income increased $1.0 million, or 10%, to $11.5 million for the second quarter of 2023, compared to $10.5 million for the second quarter of 2022. The increase in noninterest income was primarily driven by an increase in bank owned life insurance income of $876,000, or 479%, an increase in other income of $446,000, or 183%, and an increase in interest rate swap fee income of $440,000, or 124%. Bank owned life insurance income benefited from improved market performance of the company's variable life insurance policies which track to the overall performance of the equity markets, and from the purchase of general life insurance policies during the fourth quarter of 2022. Other income increased due to increased dividends from the company's Federal Home Loan Bank stock and activity from the company's low-income housing tax credit investment holdings. An increase in demand for fixed rate loan arrangements among certain commercial borrowers drove the interest rate swap fee income increase. Offsetting these increases was a decrease to mortgage banking income of $386,000, or 110%, due to decreased mortgage volume. Additionally, loan and service fees decreased $193,000, or 6%, service charges on deposit accounts decreased $156,000, or 5%, and investment brokerage income decreased of $113,000, or 21%.

Noninterest income for the second quarter of 2023 increased by $1.2 million, or 12%, on a linked quarter basis from $10.3 million during the first quarter of 2023. The linked quarter increase was largely driven by an increase in interest rate swap fee income of $794,000 due to increased demand for fixed rate loan arrangements among certain commercial borrowers. Additionally, loan and service fees increased $156,000, or 5%, service charges on deposit accounts increased $96,000, or 4%, wealth advisory fees increased $71,000, or 3%, and merchant and interchange fess increased $52,000, or 6%. Offsetting these increases was a decrease in investment brokerage fees of $106,000, or 20%.

Noninterest income increased by $636,000, or 3%, to $21.8 million for the six months ended June 30, 2023, compared to $21.2 million for the prior year six-month period. The increase was driven by increases to bank owned life insurance income of $1.7 million, or 620%, interest rate swap fee income of $390,000, or 97%, and other income of $173,000, or 15%. These increases were offset by decreases to mortgage banking income of $994,000, or 116%, service charges on deposit accounts of $335,000, or 6%, and loan and service fees of $236,000, or 4%.

Noninterest Expense

Noninterest expense increased $14.8 million, or 53%, to $42.7 million for the second quarter of 2023, compared to $27.9 million during the second quarter of 2022. The increase to noninterest expense during the quarter was driven by the previously described wire fraud loss recorded as a component of noninterest expense in the amount of $18.1 million. Adjusted core noninterest expense, which is a non-GAAP financial measure, declined by $1.4 million, or 5%, as compared to the prior year quarter ended June 30, 2022, excluding the impact of the wire fraud loss and the related reduction of performance-based, long-term incentive compensation. Salaries and benefits decreased by 23%, or $3.4 million as compared to the prior year quarter due primarily to reduced performance-based accruals, offset partially by higher salary expense. Other expense decreased $728,000, or 22%, driven by a decrease in accruals pertaining to ongoing legal matters. Noninterest expense increases during the second quarter 2023 compared to the prior year quarter included professional fees of $635,000, or 45%, data processing fees and supplies of $271,000, or 8%, and FDIC insurance and other regulatory fees of $184,000, or 30%.

On a linked quarter basis, noninterest expense increased by $13.3 million, or 45%, compared to $29.4 million during the first quarter of 2023. The increase to noninterest expense during the quarter was driven by the previously described wire fraud loss recorded as a component of noninterest expense in the amount of $18.1 million. Adjusted core noninterest expense declined by $2.9 million, or 10%, as compared to the linked quarter ended March 31, 2023, excluding the impact of the wire fraud loss on recurring operating expense and the related reduction of performance-based, long-term incentive compensation. Salaries and benefits decreased by 29%, or $4.7 million, as compared to the linked prior quarter due primarily to reduced performance-based accruals offset partially by higher salary expense. In addition, corporate business and development expense decreased $133,000, or 9%.

Noninterest expense increased by $17.3 million, or 31%, for the six months ended June 30, 2023, from $54.9 million to $72.2 million. The increase to noninterest expense during the year was driven by the previously described wire fraud loss recorded as a component of noninterest expense in the amount of $18.1 million in June 2023. Adjusted core noninterest expense declined by $1.1 million, or 2%, as compared to the prior year six months ended June 30, 2022, excluding the impact of the wire fraud loss on recurring operating expense, and the related reduction of performance-based, long-term incentive compensation. The primary driver of the decline in noninterest expense was a decline in other expense which included settlement accruals in 2022 offset by increases of $1.2 million, or 40%, in professional fees, an increase of $642,000, or 10%, in data processing fees and supplies and an increase of $540,000, or 51%, in FDIC insurance and other regulatory fees.

The company’s efficiency ratio was 71.2% for the second quarter of 2023, compared to 47.2% for the second quarter of 2022 and 47.6% for the linked first quarter of 2023. The company's efficiency ratio for the six months ended June 30, 2023, was 59.2% compared to 47.8% for the six months ended June 30, 2022. The company's adjusted core efficiency ratio, which is a non-GAAP financial measure, was 44.2% and 45.9% for the three- and six-month periods ended June 30, 2023, respectively.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pretax pre-provision earnings. A reconciliation of these and other non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of the COVID-19 pandemic, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
SECOND QUARTER 2023 FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
(Unaudited – Dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
END OF PERIOD BALANCES	2023	2023	2022	2023	2022
Assets	$6,509,546	$6,411,529	$6,265,087	$6,509,546	$6,265,087
Investments	1,191,139	1,236,932	1,427,991	1,191,139	1,427,991
Loans	4,862,260	4,754,928	4,424,699	4,862,260	4,424,699
Allowance for Credit Losses	72,058	71,215	67,523	72,058	67,523
Deposits	5,423,059	5,517,728	5,621,584	5,423,059	5,621,584
Brokered Deposits	68,361	160,658	10,008	68,361	10,008
Core Deposits (1)	5,354,698	5,357,070	5,611,576	5,354,698	5,611,576
Total Equity	591,995	602,006	562,063	591,995	562,063
Goodwill net of deferred tax assets	3,803	3,803	3,803	3,803	3,803
Tangible Common Equity (2)	588,192	598,203	558,260	588,192	558,260
Adjusted Tangible Common Equity (2)	765,090	764,815	715,885	765,090	715,885
AVERAGE BALANCES
Total Assets	$6,432,929	$6,412,080	$6,460,888	$6,422,562	$6,555,888
Earning Assets	6,096,284	6,067,576	6,157,051	6,082,009	6,273,914
Investments	1,210,870	1,250,189	1,476,144	1,230,421	1,494,979
Loans	4,797,742	4,725,427	4,425,713	4,761,784	4,363,664
Total Deposits	5,551,145	5,487,592	5,752,519	5,519,545	5,800,313
Interest Bearing Deposits	4,100,749	3,825,062	3,927,191	3,963,668	3,904,979
Interest Bearing Liabilities	4,287,167	4,066,932	3,981,587	4,177,658	3,969,634
Total Equity	603,999	585,604	583,324	594,852	632,733
INCOME STATEMENT DATA
Net Interest Income	$48,524	$51,519	$48,678	$100,043	$93,558
Net Interest Income-Fully Tax Equivalent	49,842	52,887	50,079	102,727	96,227
Provision for Credit Losses	800	4,350	0	5,150	417
Noninterest Income	11,501	10,314	10,492	21,815	21,179
Noninterest Expense	42,734	29,434	27,913	72,168	54,882
Net Income	14,611	24,278	25,673	38,889	49,315
Pretax Pre-Provision Earnings (2)	17,291	32,399	31,257	49,690	59,855
PER SHARE DATA
Basic Net Income Per Common Share	$0.57	$0.95	$1.00	$1.52	$1.93
Diluted Net Income Per Common Share	0.57	0.94	1.00	1.51	1.92
Cash Dividends Declared Per Common Share	0.46	0.46	0.40	0.92	0.80
Dividend Payout	80.70%	48.94%	40.00%	60.93%	41.67%
Book Value Per Common Share (equity per share issued)	$23.12	$23.51	$22.01	$23.12	$22.01
Tangible Book Value Per Common Share (2)	22.97	23.36	21.87	22.97	21.87
Market Value – High	62.71	77.07	79.14	77.07	85.71
Market Value – Low	43.05	59.55	64.84	43.05	64.84
Basic Weighted Average Common Shares Outstanding	25,607,663	25,583,026	25,527,896	25,595,412	25,521,618

	Three Months Ended			Six Months Ended
(Unaudited – Dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
KEY RATIOS (continued)	2023	2023	2022	2023	2022
Diluted Weighted Average Common Shares Outstanding	25,686,354	25,742,885	25,697,577	25,696,370	25,699,908
Return on Average Assets	0.91%	1.54%	1.59%	1.22%	1.52%
Return on Average Total Equity	9.70	16.81	17.65	13.18	15.72
Average Equity to Average Assets	9.39	9.13	9.03	9.26	9.65
Net Interest Margin	3.28	3.54	3.26	3.41	3.09
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	71.19	47.60	47.17	59.22	47.83
Loans to Deposits	89.66	86.18	78.71	89.66	78.71
Investment Securities to Total Assets	18.30	19.29	22.79	18.30	22.79
Tier 1 Leverage (3)	11.54	11.57	10.85	11.54	10.85
Tier 1 Risk-Based Capital (3)	13.68	13.96	13.99	13.68	13.99
Common Equity Tier 1 (CET1) (3)	13.68	13.96	13.99	13.68	13.99
Total Capital (3)	14.94	15.21	15.24	14.94	15.24
Tangible Capital (2)	9.04	9.34	8.92	9.04	8.92
Adjusted Tangible Capital (2)	11.37	11.56	11.08	11.37	11.08
ASSET QUALITY
Loans Past Due 30 - 89 Days	$1,207	$2,403	$784	$1,207	$784
Loans Past Due 90 Days or More	8	25	105	8	105
Non-accrual Loans	18,004	17,715	12,494	18,004	12,494
Nonperforming Loans	18,012	17,740	12,599	18,012	12,599
Other Real Estate Owned	384	100	196	384	196
Other Nonperforming Assets	20	82	0	20	0
Total Nonperforming Assets	18,416	17,922	12,795	18,416	12,795
Individually Analyzed Loans	18,465	18,188	19,986	18,465	19,986
Non-Individually Analyzed Watch List Loans	167,562	156,663	172,084	167,562	172,084
Total Individually Analyzed and Watch List Loans	186,027	174,851	192,070	186,027	192,070
Gross Charge Offs	390	5,896	98	6,286	838
Recoveries	433	155	95	588	171
Net Charge Offs/(Recoveries)	(43)	5,741	3	5,698	667
Net Charge Offs/(Recoveries) to Average Loans	0.00%	0.49%	0.00%	0.24%	0.03%
Credit Loss Reserve to Loans	1.48	1.50	1.53	1.48	1.53
Credit Loss Reserve to Nonperforming Loans	400.06	401.44	535.97	400.06	535.97
Nonperforming Loans to Loans	0.37	0.37	0.28	0.37	0.28
Nonperforming Assets to Assets	0.28	0.28	0.20	0.28	0.20
Total Individually Analyzed and Watch List Loans to Total Loans	3.83	3.68	4.34	3.83	4.34
OTHER DATA
Full Time Equivalent Employees	632	619	606	632	606
Offices	53	52	52	53	52

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see “Reconciliation of Non-GAAP Financial Measures”.
(3)Capital ratios for June 30, 2023 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Cash and due from banks	$75,081	$80,992
Short-term investments	98,056	49,290
Total cash and cash equivalents	173,137	130,282

Securities available-for-sale, at fair value	1,062,069	1,185,528
Securities held-to-maturity, at amortized cost (fair value of $114,264 and $111,029, respectively)	129,070	128,242
Real estate mortgage loans held-for-sale	1,298	357

Loans, net of allowance for credit losses of $72,058 and $72,606	4,790,202	4,637,790

Land, premises and equipment, net	58,839	58,097
Bank owned life insurance	107,738	108,407
Federal Reserve and Federal Home Loan Bank stock	21,420	15,795
Accrued interest receivable	27,398	27,994
Goodwill	4,970	4,970
Other assets	133,405	134,909
Total assets	$6,509,546	$6,432,371

LIABILITIES
Noninterest bearing deposits	$1,438,030	$1,736,761
Interest bearing deposits	3,985,029	3,723,859
Total deposits	5,423,059	5,460,620

Federal Funds purchased	0	22,000
Federal Home Loan Bank advances	400,000	275,000
Total borrowings	400,000	297,000

Accrued interest payable	9,833	3,186
Other liabilities	84,659	102,678
Total liabilities	5,917,551	5,863,484

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,896,764 shares issued and 25,429,216 outstanding as of June 30, 2023
25,825,127 shares issued and 25,349,225 outstanding as of December 31, 2022	123,367	127,004
Retained earnings	661,447	646,100
Accumulated other comprehensive income (loss)	(177,645)	(188,923)
Treasury stock, at cost (467,548 shares and 475,902 shares as of June 30, 2023 and December 31, 2022, respectively)	(15,263)	(15,383)
Total stockholders’ equity	591,906	568,798
Noncontrolling interest	89	89
Total equity	591,995	568,887
Total liabilities and equity	$6,509,546	$6,432,371

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
NET INTEREST INCOME
Interest and fees on loans
Taxable	$75,047	$44,138	$144,589	$83,873
Tax exempt	960	280	1,861	449
Interest and dividends on securities
Taxable	3,376	3,727	6,889	7,005
Tax exempt	4,064	4,994	8,364	9,600
Other interest income	1,035	483	1,999	729
Total interest income	84,482	53,622	163,702	101,656

Interest on deposits	33,611	4,890	58,529	7,971
Interest on borrowings
Short-term	2,347	0	5,130	0
Long-term	0	54	0	127
Total interest expense	35,958	4,944	63,659	8,098

NET INTEREST INCOME	48,524	48,678	100,043	93,558

Provision for credit losses	800	0	5,150	417

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	47,724	48,678	94,893	93,141

NONINTEREST INCOME
Wealth advisory fees	2,271	2,204	4,471	4,491
Investment brokerage fees	428	541	962	1,060
Service charges on deposit accounts	2,726	2,882	5,356	5,691
Loan and service fees	3,002	3,195	5,848	6,084
Merchant and interchange fee income	929	904	1,806	1,719
Bank owned life insurance income (loss)	693	(183)	1,384	(266)
Interest rate swap fee income	794	354	794	404
Mortgage banking income (loss)	(35)	351	(134)	860
Net securities gains	3	0	19	0
Other income	690	244	1,309	1,136
Total noninterest income	11,501	10,492	21,815	21,179

NONINTEREST EXPENSE
Salaries and employee benefits	11,374	14,798	27,437	29,190
Net occupancy expense	1,681	1,688	3,253	3,317
Equipment costs	1,426	1,459	2,864	2,870
Data processing fees and supplies	3,474	3,203	6,926	6,284
Corporate and business development	1,298	1,433	2,729	2,652
FDIC insurance and other regulatory fees	803	619	1,598	1,058
Professional fees	2,049	1,414	4,170	2,973
Wire fraud loss	18,058	0	18,058	0
Other expense	2,571	3,299	5,133	6,538
Total noninterest expense	42,734	27,913	72,168	54,882

INCOME BEFORE INCOME TAX EXPENSE	16,491	31,257	44,540	59,438
Income tax expense	1,880	5,584	5,651	10,123
NET INCOME	$14,611	$25,673	$38,889	$49,315

BASIC WEIGHTED AVERAGE COMMON SHARES	25,607,663	25,527,896	25,595,412	$25,521,618

BASIC EARNINGS PER COMMON SHARE	$0.57	$1.00	$1.52	$1.93

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,686,354	25,697,577	25,696,370	25,699,908

DILUTED EARNINGS PER COMMON SHARE	$0.57	$1.00	$1.51	$1.92

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	June 30, 2023		March 31, 2023		June 30, 2022
Commercial and industrial loans:
Working capital lines of credit loans	$618,655	12.7%	$636,171	13.4%	$726,798	16.4%
Non-working capital loans	851,232	17.5	823,447	17.3	802,994	18.2
Total commercial and industrial loans	1,469,887	30.2	1,459,618	30.7	1,529,792	34.6

Commercial real estate and multi-family residential loans:
Construction and land development loans	590,860	12.1	591,812	12.4	418,284	9.4
Owner occupied loans	806,072	16.6	750,840	15.8	726,531	16.4
Nonowner occupied loans	724,799	14.9	705,830	14.8	635,477	14.4
Multifamily loans	254,662	5.2	217,274	4.5	173,875	3.9
Total commercial real estate and multi-family residential loans	2,376,393	48.8	2,265,756	47.5	1,954,167	44.1

Agri-business and agricultural loans:
Loans secured by farmland	176,807	3.6	178,683	3.8	194,248	4.4
Loans for agricultural production	198,155	4.1	214,299	4.5	193,654	4.4
Total agri-business and agricultural loans	374,962	7.7	392,982	8.3	387,902	8.8

Other commercial loans	120,958	2.5	132,284	2.8	93,157	2.1
Total commercial loans	4,342,200	89.2	4,250,640	89.3	3,965,018	89.6

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	229,078	4.7	221,616	4.7	190,988	4.3
Open end and junior lien loans	183,738	3.8	175,907	3.7	172,449	3.9
Residential construction and land development loans	18,569	0.4	20,393	0.4	10,075	0.2
Total consumer 1-4 family mortgage loans	431,385	8.9	417,916	8.8	373,512	8.4

Other consumer loans	92,139	1.9	89,734	1.9	88,683	2.0
Total consumer loans	523,524	10.8	507,650	10.7	462,195	10.4
Subtotal	4,865,724	100.0%	4,758,290	100.0%	4,427,213	100.0%
Less: Allowance for credit losses	(72,058)		(71,215)		(67,523)
Net deferred loan fees	(3,464)		(3,362)		(2,514)
Loans, net	$4,790,202		$4,683,713		$4,357,176

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	June 30, 2023	March 31, 2023	June 30, 2022
Noninterest bearing demand deposits	$1,438,030	$1,548,066	$1,797,614
Savings and transaction accounts:
Savings deposits	342,847	385,353	430,752
Interest bearing demand deposits	2,819,385	2,820,146	2,631,304
Time deposits:
Deposits of $100,000 or more	616,455	577,549	577,571
Other time deposits	206,342	186,614	184,343
Total deposits	$5,423,059	$5,517,728	$5,621,584
FHLB advances and other borrowings	400,000	200,000	0
Total funding sources	$5,823,059	$5,717,728	$5,621,584

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended June 30, 2023			Three Months Ended March 31, 2023			Three Months Ended June 30, 2022
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,739,885	$75,047	6.35%	$4,667,867	$69,542	6.04%	$4,396,333	$44,138	4.03%
Tax exempt (1)	57,857	1,198	8.31	57,560	1,126	7.93	29,380	353	4.82
Investments: (1)
Securities	1,210,870	8,520	2.82	1,250,189	8,956	2.91	1,476,144	10,049	2.73
Short-term investments	2,308	26	4.52	2,242	22	3.98	2,301	2	0.35
Interest bearing deposits	85,364	1,009	4.74	89,718	942	4.26	252,893	481	0.76
Total earning assets	$6,096,284	$85,800	5.65%	$6,067,576	$80,588	5.39%	$6,157,051	$55,023	3.58%
Less: Allowance for credit losses	(71,477)			(73,266)			(67,527)
Nonearning Assets
Cash and due from banks	69,057			76,578			74,158
Premises and equipment	58,992			58,319			58,978
Other nonearning assets	280,073			282,873			238,228
Total assets	$6,432,929			$6,412,080			$6,460,888

Interest Bearing Liabilities
Savings deposits	$360,173	$65	0.07%	$392,567	$71	0.07%	$425,102	$81	0.08%
Interest bearing checking accounts	2,930,285	27,226	3.73	2,757,120	21,402	3.15	2,710,674	3,784	0.56
Time deposits:
In denominations under $100,000	198,864	1,147	2.31	180,502	642	1.44	189,538	307	0.65
In denominations over $100,000	611,427	5,173	3.39	494,873	2,803	2.30	601,877	718	0.48
Miscellaneous short-term borrowings	186,418	2,347	5.05	241,870	2,783	4.67	0	0	0.00
Long-term borrowings and subordinated debentures	0	0	0.00	0	0	0.00	54,396	54	0.40
Total interest bearing liabilities	$4,287,167	$35,958	3.36%	$4,066,932	$27,701	2.76%	$3,981,587	$4,944	0.50%
Noninterest Bearing Liabilities
Demand deposits	1,450,396			1,662,530			1,825,327
Other liabilities	91,367			97,014			70,650
Stockholders' Equity	603,999			585,604			583,324
Total liabilities and stockholders' equity	$6,432,929			$6,412,080			$6,460,888
Interest Margin Recap
Interest income/average earning assets		85,800	5.65%		80,588	5.39%		55,023	3.58%
Interest expense/average earning assets		35,958	2.37		27,701	1.85		4,944	0.32
Net interest income and margin		$49,842	3.28%		$52,887	3.54%		$50,079	3.26%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.32 million, $1.37 million and $1.40 million in the three month periods ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively.
(2)Loan fees, which are immaterial in relation to total taxable loan interest income for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022, are included as taxable loan interest income.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

Tangible common equity, adjusted tangible common equity, tangible assets, adjusted tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value meaningful to understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Six Months Ended
	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Jun. 30, 2023	Jun. 30, 2022
Total Equity	$591,995	$602,006	$562,063	$591,995	$562,063
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Common Equity	588,192	598,203	558,260	588,192	558,260
AOCI Market Value Adjustment	176,898	166,612	157,625	176,898	157,625
Adjusted Tangible Common Equity	765,090	764,815	715,885	765,090	715,885

Assets	$6,509,546	$6,411,529	$6,265,087	$6,509,546	$6,265,087
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Assets	6,505,743	6,407,726	6,261,284	6,505,743	6,261,284
Securities Market Value Adjustment	223,922	210,901	199,525	223,922	199,525
Adjusted Tangible Assets	6,729,665	6,618,627	6,460,809	6,729,665	6,460,809

Ending Common Shares Issued	25,607,663	25,607,663	25,527,896	25,607,663	25,527,896

Tangible Book Value Per Common Share	$22.97	$23.36	$21.87	$22.97	$21.87

Tangible Common Equity/Tangible Assets	9.04%	9.34%	8.92%	9.04%	8.92%
Adjusted Tangible Common Equity / Adjusted Tangible Assets	11.37%	11.56%	11.08%	11.37%	11.08%

Net Interest Income	$48,524	$51,519	$48,678	$100,043	$93,558
Plus: Noninterest Income	11,501	10,314	10,492	21,815	21,179
Minus: Noninterest Expense	(42,734)	(29,434)	(27,913)	(72,168)	(54,882)

Pretax Pre-Provision Earnings	$17,291	$32,399	$31,257	$49,690	$59,855

Adjusted core noninterest expense, adjusted earnings before income taxes, core operational profitability, core operational diluted earnings per common share and adjusted core efficiency ratio are non-GAAP financial measures calculated using GAAP amounts. These adjusted amounts are calculated by excluding the impact of the wire fraud loss and corresponding reduction to salaries and employee benefits for the three- and six-month periods ended June 30, 2023. Management considers these measures of financial performance to be meaningful to understanding the company’s core business performance for these periods.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended	Six Months Ended
	Jun. 30, 2023	Jun. 30, 2023
Noninterest Expense	$42,734	$72,168
Less: Wire Fraud Loss	(18,058)	(18,058)
Plus: Salaries and Employee Benefits (1)	1,850	1,850
Adjusted Core Noninterest Expense	$26,526	$55,960

Earnings Before Income Taxes	$16,491	$44,540
Adjusted Core Noninterest Expense Impact	16,208	16,208
Adjusted Earnings Before Income Taxes	32,699	60,748
Tax Effect	(5,873)	(9,644)
Core Operational Profitability	$26,826	$51,104

Core Operational Diluted Earnings Per Common Share	$1.05	$1.99

Adjusted Core Efficiency Ratio	44.19%	45.92%

(1) Long-term, incentive-based compensation accruals were reduced as a result of the wire fraud loss.

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